Exhibit 99.1

Indymac Announces CFO Change.  Provides Update on Q108.

This afternoon, we filed an 8-K with the SEC announcing that Scott Keys, our Chief Financial Officer, has, at his request, taken a medical leave of absence effective April 25, 2008.  We have named Blair Abernathy, who has been heading up all of our capital markets activities including secondary marketing, as Chief Financial Officer.

To read the full contents of the 8-K, you can click on this Link, but let me say first and foremost that Scott has made a great contribution to Indymac in his six years with the Company, we wish him a speedy recovery, and we look forward to his return when he regains his health and is ready to come back.

While the timing of Scott’s leave, right before we are scheduled to report Q1 earnings, clearly presents us with some logistic challenges, medical issues happen when they happen and are outside of anyone’s control. We are staying on schedule in reporting our Q1 earnings on May 12th .

Update on the 1st Quarter

Given the decline in our stock price, some people have questioned Indymac’s survivability in the current environment.  I am here to tell you that I believe we have turned a corner and that our business is improving:

1.     Our loss for Q108 will decline by roughly 50% to 65% from Q407, and roughly 25% of this loss is coming from one-time severance and office closing costs.

2.     Our credit costs in Q108 will be down roughly fourfold from the $863 million we had in Q407.

3.     Our operating liquidity remains strong at roughly $4 billion, about the same as a year ago, but our liquidity needs are significantly lower now than last year, as last year we had roughly three times the mortgage production as we currently have and our current production is far more liquid.

4.     We raised over $670 million in new capital in 2007, in advance of the current crisis and the major capital raises recently completed by other financial institutions impacted by the crisis, and we continue raising capital every day through our Direct Stock Purchase Plan (DSPP).  Since recommencing the DSPP on February 26, we have raised $84 million in new capital through today, including $45 million in the first month of Q208 alone.

5.     While mortgage production is a struggle in the current environment, we continue to successfully convert our production to a GSE/FHA/VA model, and we produced nearly $10 billion in new mortgage loans in Q108 with greatly improved credit quality and with 85% to 90% now being saleable to the GSEs/FHA/VA.  We are now achieving profitability with this new production model, with all of our 9 regional wholesale centers and 104 of our 152 retail lending branches being profitable in March.

6.     Our forecasts show continued declines in credit costs and in our overall losses each quarter for the remainder of the year.

With the above said, our stock remains under pressure because, as the last major independent home lender, we are at the center of the current storm in the housing and mortgage markets, and, to sustain sufficient capital levels to keep Indymac Bank safe and sound through this crisis period, we have been raising capital every day through the DSPP, which itself puts pressure on our stock price.

Again, we will be reporting our Q1 earnings on May 12, and I will have a lot more to say about the quarter and our plans for the remainder of 2008 at that time.

Mike

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Form 8-K, including Indymac’s preliminary Q108 update and its forecasts of continued declines in credit costs as well as declines in its overall losses during the remainder of 2008 may be deemed to be forward-looking statements within the meaning of the federal securities laws.  Words such as  “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions, as well as future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may,” identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including : the effect of economic and market  conditions including,  but not limited to, the level of housing prices, industry volumes and margins; the level and volatility of interest rates;  Indymac’s hedging strategies, hedge effectiveness and  overall asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of Indymac; the  various credit risks  associated  our loans and other financial  assets, including increased credit losses due to demand trends in the economy and the real estate market and increased delinquency rates of borrowers; the adequacy of credit reserves and the assumptions underlying them ; the actions undertaken by both current and potential new competitors; the availability of funds from Indymac’s lenders, loan sales,  securitizations, funds from deposits  and all other sources used to fund mortgage loan originations and portfolio  investments; and the execution of Indymac’s  business and growth plans and  its ability to gain market share in a significant  and turbulent market transition.  Additional risk factors include the impact of disruptions triggered by natural disasters; pending or future legislation, regulations and regulatory action, or litigation, and factors described in the reports that Indymac files with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.   Indymac does not undertake to update or revise forward-looking statements to reflect the impact of circumstances for events that arise after the date the forward-looking statements are made.